Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered effective as of March 14, 2008 (“Effective Date”), between GTC Corp, a Nevada corporation, (the “Company”), and Chris Walsh, an individual (the “Executive”).

RECITALS:

A.	The Company is a Personal Location Service business that integrates GPS technology into footwear and other products (the “Business”).

B.	Executive wishes to work for the Company and the Company wishes to employ Executive pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1. Employment.  The Company hereby agrees to employ Executive as Chief Operations Officer of the Company, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  During the "Term" (including any renewals thereof), as defined herein, Executive’s duties and responsibilities shall be duties generally performed by Chief Operations Officers of publicly traded companies with a similar Business.  Executive shall report to the Chief Executive Officer.  Employer will provide appropriate staff and office space within Los Angeles County or Orange County.  Executive shall devote substantially all of his time and effort to his duties to the Company, provided, however, that Executive shall not be prevented from serving as a director in other companies or investing his personal assets or personal time in investments or business entities which are not a Competitive Business, as hereinafter defined.

2. Compensation/Benefits.

a. Salary.  Company shall pay Executive a base salary of One Hundred and Twenty Thousand Dollars ($120,000) in year one and One Hundred and Fifty Thousand Dollars ($150,000) in year two.  Said salary shall be paid in twenty-four (24) equal payments which shall be paid on the 15th and the last day of each calendar month (the “Base Salary”).

b. Equity Compensation.  Executive shall receive Fifty Thousand (50,000) shares of the Company’s common stock and Seven Hundred and Fifty Thousand (750,000) Incentive Stock Options to acquire shares of the Company’s common stock at a price equal to the fair market value on the date such options are granted by the Company’s board of directors (hereafter, the “Options”).  So long as the Executive remains employed by the Company, the Options shall vest over 36 months with one-third (250,000) vesting on the first anniversary of this Agreement and two-thirds (500,000) vesting at a rate of 20,834 each month for Twenty Three (23) months beginning on the 13-month anniversary of the Effective Date and the remaining 20,818 Options shall vest on the 3-year anniversary of the Effective Date. The vested Options may be exercised at any time following the date of vesting for a period of three years.  Vested Options may be exercised for 90 days after termination of Executive’s employment with the Company.

c. Performance Bonus.  The Company shall pay Executive a bonus, as determined by the Board of Directors, in an amount up to Fifty Percent (50%) of Executive’s yearly compensation, to be paid in cash or stock at the Company’s sole discretion, if the Company has in increase in year over year revenues and the Executive performs his duties (i) within the time frame budgeted for such duties and (ii) at or below the cost budgeted for such duties.

d. Additional Bonus.  The Company shall pay Executive a bonus, to be paid in cash or stock at the Company’s sole discretion, equal to $10,000 for every one million warrants that are exercised by Jupili.

e. Employee Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available by the Board of Directors to other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability and other benefits.

f. Other Benefits. The Company pay Executive an amount equal to five percent (5%) of his annual salary to be used for expenses for (a) the lease, maintenance and operation of an automobile, (b) cellular telephone charges, (c) undesignated travel and entertainment expenses, and (d) medical, dental and vision expenses if the Company does not have a medical, dental and vision plan in place within Six (6) months of the Effective Date; and such amount shall be payable in Twenty Four (24) equal monthly installments on the 15th and last day of each calendar month.

g. Vacation.  During each calendar year of the Company, the Executive shall be entitled to Two (2) weeks of paid vacation time in year one and Three (3) weeks of paid vacation time in year two, in addition to standard legal holidays in both years.

h. Business Expense Reimbursement.  The Executive shall be entitled to receive reimbursement for reasonable, out-of-pocket expenses incurred in accordance with Company policies established by the Board of Directors and Executive shall provide appropriate written documentation evidencing such expenses so as to enable the Company to deduct them for federal income tax purposes.

3. Term. The Term of employment hereunder will commence as of the Effective Date and end two (2) years from the Effective Date (“Term”), unless terminated pursuant to Section 4 of this Agreement.  The Term shall automatically renew (“Renewal Term”) for successive one (1) year terms, unless written notification is provided by either party no less than 60 days prior to the expiration of the Term.

4. Death, Disability and Termination.

a. Death.  In the event of the death of the Executive during the Term or the Renewal Term of the Agreement, salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive only for the period ending at the date of death. The Company shall also pay to the Executive's estate or heirs, as the case may be, any accrued and unpaid Bonus.

b. Disability.

(i)         In the event of the Executive's disability, as hereinafter defined, the Executive shall only be entitled to compensation in accordance with the Company’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive’s salary for a period ending at the date of termination for Disability as determined below.  Any amounts provided for in this Section 4(b) shall be offset by other long-term disability benefits provided to the Executive by the Company.

(ii)         “Disability” for the purposes of this Agreement, shall be deemed to have occurred in the event (a) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year or (b) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days or (c) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction.  Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

Anything herein to the contrary notwithstanding; if, following a termination of employment hereunder due to Disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant, any salary, annual incentive payments or other benefits earned by the Executive from such employment shall offset any salary continuation due to the Executive hereunder commencing with the date of reemployment.

c. Termination by the Company for Cause.

(i)         Nothing herein shall prevent the Company from terminating the Executive’s employment for “Cause” as hereinafter defined. The Executive shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 4(c).  Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii)         “Cause” shall mean (a) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (b) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company (monetarily or otherwise); (c) engaging in a criminal enterprise involving moral turpitude; (d) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof, (e) Executive's  failure to substantially perform his material duties hereunder or to substantially comply with any other material provision of this Agreement,  (f) a willful act by Executive as a result of which he knowingly receives an improper material personal benefit at the expense of the Company, (g) any other willful misconduct by Executive that is materially injurious to the business or business reputation of Employer, or (h) any other circumstance which constitutes “cause” under applicable law.

(iii)              Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination from the Board of Directors of the Company stating that the Executive committed one of the types of conduct set forth in this Section 4(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a ten (10) day period to cure such conduct set forth in Section 4(c).

d. Termination by the Company Other than for Cause.

(i)         The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 4(c) above, the Company shall continue to be obligated to pay to Executive his base salary through the earlier of (A) twelve (12) months or (B) the remaining term of this Agreement.  In such event, Executive shall have a duty to mitigate such payments.

(ii)         In the event that the Executive's employment with the Company is terminated pursuant to this Section 4(d), then Section 5 of this Agreement and all references thereto shall be inapplicable as to the Executive and the Company.

e. Voluntary Termination.  In the event the Executive terminates the Executive's employment on the Executive's own volition prior to the expiration of the Term or Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall receive base salary only for the period ending with the date of such termination.  Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

5. Covenant Not to Compete.  Executive acknowledges and recognizes the highly competitive nature of Company's business and the goodwill and business strategy of the Company and continued patronage constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive's employment Executive will receive specific knowledge of Company's business, access to trade secrets and Confidential Information, as defined in Section 6, participate in business acquisitions and corporate decisions, and that it would be impossible for Executive to work for a Competitive Business without using and divulging this valuable confidential information. Executive acknowledges that Company is without an adequate remedy at law in the event this covenant is violated. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company's business because the value of Executive's services will be enhanced by his association with the Company. Accordingly, Executive agrees to the following:

a. That during the term of this Agreement (including any renewals or extensions thereof) and for so long thereafter, if any, that Executive receives any payments from the Company under or related to this Agreement (the “Restricted Period”), Executive will not individually or in conjunction with others, directly or indirectly engage in the business of developing, producing, marketing or selling products or rendering services of the kind or type developed or being developed, produced, marketed, sold or rendered by the Company, nor shall he assist anyone else in doing so, other than on behalf of the Company and as agreed by the Company and Executive, whether as an officer, director, proprietor, employer, employee, partner, joint venturer, contractor, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or in any other capacity whatsoever.

b. That during the Restricted Period, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's customers or employees at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

c. That during the Restricted Period, Executive will not (i) directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (ii) employ or seek to employ, or cause to permit any Competitive Business to employ or seek to employ for any Competitive Business any person who is then (or was at any time within three (3) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

d. That during the Restricted Period, Executive will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship contractual or otherwise, between the Company and any of the Company's employees or agents.

e. The provision of this Section 5 will not be in effect for any corporation or partnership the Company is a direct or indirect shareholder or interest holder, and/or has entered into any kind of joint venture relationship or partnership with the Company.

6. Non-Disclosure of Confidential Information.

a. Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas as they exist from time to time, information concerning the Company's products, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present and future marketing, activities and procedures, method for operating the Company's Business, credit and financial data concerning the Company's Clients and customer lists, which customer lists shall not only mean one or more of the names and address of the customers of the Company, but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing; advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the "Confidential Information"), are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive's association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive's association with the Company shall be considered confidential.

b. The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) not use, directly or indirectly the Confidential Information except in order to perform the Executive's duties and responsibilities to the Company; (iv) restrict the disclosure or availability of the Confidential Information to those who have agreed to maintain the confidentiality of the Confidential Information and who have a need to know the information in order to achieve the purposes of this Agreement; (v) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (vi) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; (vii) relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; and (viii) promptly deliver to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

c. Executive further agrees (i) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (ii) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof shall belong to the Company, and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; and (iii) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

d. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (i) at the time of disclosure, is in the public domain as evidenced by printed publications; (ii) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (iii) by written documentation was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (iv) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself/herself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his/her intention to do so and the basis for claiming the exception.

e. Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

7. Indemnification by the Company.  The Company shall, to the maximum extent permitted by law, indemnify, defend and hold Executive harmless for any acts or decisions made in good faith while performing services for the Company.  To the same extent, the Company shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of his service as an officer or agent of the Company.

8. Unfair Competition.  Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of Executive's employment under this Agreement, including information concerning the Company's current or any future and proposed work, services or products, the facts that any such work, services or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition.  Executive promises and agrees not to engage in any unfair competition with the Company at any time, whether during or following the completion of Executive's employment.

9. Ownership of Work Product.

a. Executive agrees that Executive will promptly and fully inform the Company of all inventions, designs, improvements and discoveries which Executive now has or may hereafter have during the term of this Agreement which pertain or relate to the business of the Company, whether conceived by the Executive alone or with others and whether or not conceived during regular working hours.  All such inventions, designs, improvements and discoveries shall be the exclusive property of the Company.

b. Executive will have access to and become acquainted with various trade secrets, consisting of formulas, patterns, devices, inventions, processes, and compilations of information, records and specifications, which are owned by the Company and which are regularly used in the operation of the business of the Company.  Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Executive's employment.  All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into Executive's possession, shall remain the exclusive property of the Company under any circumstances whatsoever.

c. Executive shall return to the Company, promptly at the Company's request, all confidential materials.  Any materials the return of which is specifically requested shall be returned promptly at the conclusion of the work on the project to which the materials relate.

10. Remedies.

a. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 5 and Section 6 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company.  In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 5 or Section 6, the Executive agrees that, in addition to any remedy at law available to the Company including, but not limited to, monetary damages, the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

b. The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Confidential Information would not be an adequate remedy upon breach or threatened breach of Section 5 or Section 6 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of involvement with any Competitive Business.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

c. In the event that the Executive shall be in violation of the aforementioned restrictive covenants as set forth in Section 5 or Section 6, then the time limitation during which breach or breaches should occur, and in the event the Company should be required to seek relief from such breach in any court or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including appeal.

11. Amendments.  This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

12. Headings.  All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

13. Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

14. Entire Agreement.  This Agreement hereto constitutes the entire understanding between the parties.  Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receive compensation from such service.

15. Governing Law.  This Agreement is to be construed and enforced according to the laws of the State of California.  This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

16. Venue.  Venue in any action arising from this Agreement shall be in Orange County, California.

17. Attorneys’ Fees.  In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs at pretrial, trial, and appellate levels from the non-prevailing party.

18. Severability.  Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

19. Non-Assignability.  This Agreement is personal in nature and not assignable by any party hereto.

20. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties, its’ successors, transferees and assigns.

21. Construction.  In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

19. Relationship and Covenants of Executive. Executive acknowledges that the relationship between the parties hereto is exclusively that of Company and employee.  The Company shall be the sole owner of all the fruits and proceeds of Executive's services hereunder, including, but not limited to, all ideas, concepts, formats, software designs, suggestions, developments, arrangements, articles, stories, writings, compilations, campaigns, packages, programs, promotions and other intellectual properties which Executive may create in connection with Executive’s activities as an employee of the Company during the Term ("Executive's Work Product"), free and clear of any and all claims by Executive (or anyone claiming under or through Executive).  Executive is rendering his services hereunder as an employee-for-hire by the Company and that all such writings and materials developed by Executive in connection with the Company’s business are work-made-for-hire under the copyright law of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Los Angeles, California.

THE COMPANY

By:  /s/ Patrick Bertagna
Name: Patrick Bertagna
Its: Chief Executive Officer

EXECUTIVE

/s/ Chris Walsh
Chris Walsh